Exhibit 8.1

Details of the subsidiaries of GeoPark as of December 31, 2015 are set out below:

Name	Jurisdiction
GeoPark Argentina Limited	Bermuda
GeoPark Argentina Limited - Argentinean Branch	Argentina
GeoPark Latin America Limited	Bermuda
GeoPark Latin America Limited – Agencia en Chile	Chile
GeoPark S.A.	Chile
GeoPark Brazil Exploração y Produção de Petróleo e Gás Ltda.	Brazil
GeoPark Chile S.A.	Chile
GeoPark Fell S.p.A.	Chile
GeoPark Magallanes Limitada	Chile
GeoPark TdF S.A.	Chile
GeoPark Colombia S.A.	Chile
GeoPark Colombia SAS	Colombia
GeoPark Brazil S.p.A.	Chile
GeoPark Latin America Coöperatie U.A.	The Netherlands
GeoPark Colombia Coöperatie U.A.	The Netherlands
GeoPark S.A.C.	Peru
GeoPark Perú S.A.C.	Peru
GeoPark Operadora del Perú S.A.C.	Peru
GeoPark Peru Coöperatie U.A.	The Netherlands
GeoPark Brazil Coöperatie U.A.	The Netherlands
GeoPark Colombia E&P S.A.	Panama